Exhibit 8.2

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

BeiGene, Ltd.

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

Grand Cayman KY1-1108

Cayman Islands

January 21, 2025

Our ref:      8067227/251222044/1

BeiGene, Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-4 (File No. 281324), including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed de-registration of the Company in the Cayman Islands and the registration by way of continuation of the Company as a corporation limited by shares (Aktiengesellschaft) under the laws of Switzerland (the Continuation).

1.	Documents, searches and definitions

For the purposes of this opinion, we have reviewed a copy of the Registration Statement and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

2.	Assumptions

We have assumed (and have not independently verified) that:

2.1	the Continuation will be effected as described in the Registration Statement;

2.2	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction. Specifically, we have made no independent investigation of the laws of New York, Switzerland, the People's Republic of China or the Hong Kong Special Administrative Region of the People's Republic of China;

2.3	the Company is not, nor is it owned or controlled directly or indirectly by, a state or sovereign entity; and

2.4	the laws of Switzerland permit, or do not prohibit, the registration by way of continuation of the Company in the manner provided by section 206 of the Companies Act (as amended) of the Cayman Islands.

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

mourant.com

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion:

Cayman Islands Taxation:  the statements under the heading “Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Continuation—Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, insofar as they address matters of Cayman Islands tax law or tax considerations, are accurate in all material respects, and such statements constitute our opinion.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions Legal and Tax Matters and Enforcement of Civil Liabilities under U.S. Securities Laws in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP